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                                                                   EXHIBIT 10.5

This Senior Subordinated Secured Promissory Note (this "Note") and the indebtedness evidenced hereby are subordinated in the manner and to the extent set forth in the Subordination and Intercreditor Agreement (the "Subordination
Agreement") dated as of March   , 1999, by the payee of this Note in favor of
Congress Financial Corporation (Central) (together with its successors and assigns, the "Senior Lender") to all indebtedness (including interest) at any time owed by the maker of this Note to Senior Lender, and each holder of this Note, by its acceptance hereof, shall be bound by the Subordination Agreement.


                  SENIOR SUBORDINATED SECURED PROMISSORY NOTE
                               Due March 26, 2002

$2,000,000                       Dallas, Texas                  March 26, 1999

         FOR VALUE RECEIVED, the undersigned, FOREST CITY AUTO PARTS COMPANY, a Delaware corporation ("Maker"), hereby promises to pay to the order of TYLER CORPORATION, a Delaware corporation ("Noteholder"), the principal amount of TWO MILLION AND NO/100 DOLLARS ($2,000,000), together with interest on the unpaid principal balance of this Note from time to time outstanding from the date hereof at the rate of six percent (6%) per annum, provided, however, that all past due principal of, and to the extent permitted by and not usurious under applicable law, interest on, this Note, shall bear interest from date due until paid (i) if paid on or before ninety (90) days after due date, at the rate of six percent (6%) per annum, (ii) if paid more than ninety (90) days after due date, but on or before one hundred eighty (180) days after due date, at the rate of twelve percent (12%) per annum, and (iii) if paid more than one hundred and eighty (180) days after the due date, at the rate of eighteen percent (18%) per annum. Interest accrued on the unpaid principal balance of this Note from time to time outstanding shall be calculated on the basis of the actual days elapsed (including the first day but excluding the last) in a year consisting of 365 or 366 days, as appropriate.

         Section 1. Definitions. When used in this Note, the following terms have the respective meanings specified herein or in the section referred to:

         "Change of Control" means (i) the merger or consolidation of Maker, or any entity that owns of record and/or beneficially more than twenty-five percent (25%) of the issued and outstanding common stock of Maker (a "Controlling Entity") with another entity and as a result of such merger or consolidation of the outstanding voting securities of the surviving or resulting entity less than fifty percent (50%) are owned in the aggregate by the former shareholders of Maker or the Controlling Entity, or less than 30% are owned by Art Hawkins, (ii) the acquisition by any person other than Art Hawkins or group within the meaning of the Securities Exchange Act of 1934, as amended, of more than fifty percent (50%) of any class of outstanding voting securities of Maker or a Controlling Entity, whether directly, individually, beneficially or of record, pursuant to any transaction or combination of transactions, (iii) a change of control of Maker or a Controlling Entity of a nature that would require a report in response to Item 6(e) of Schedule 14A of Regulations 14A promulgated under the Securities Exchange Act of 1934, as amended, whether or not Maker or a Controlling Entity is then subject to such reporting requirements, or (iv) cessation, for any reason, of the individuals who, at the beginning of any period of twelve (12) consecutive months, constituted the Board of Directors of Maker or any Controlling Entity to constitute at least a majority thereof, unless the nomination for election or election by Maker's or the Controlling Entity's shareholders was approved by a vote of at least two-thirds of the respective boards then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved.




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         "Event of Default" has the meaning set forth in Section 5 hereof.

         "Mortgages" means, collectively, the mortgages, deeds of trust, deeds to secure debt and similar instruments of even date herewith, executed by Maker to or for the benefit of Noteholder for the purpose of encumbering real property of Maker, more particularly described therein, as security for the payment of the indebtedness evidenced by this Note and the other obligations of Maker to Noteholder described therein.

         "Note" means this Senior Subordinated Secured Promissory Note.

         "payment in full," "paid in full" or any similar formulation, when used with respect to the Senior Financing Debt, means payment (or due provision for payment) in full in cash or cash equivalents of one hundred percent (100%) of the principal, interest, fees, expenses, and other obligations due or to become due under the documents governing or securing the Senior financing Debt in accordance with the terms of such documents, or otherwise on terms and conditions to which the holders thereof shall consent in writing.

         "Security Agreement" means the Security Agreement of even date herewith between Maker and Noteholder.

         "Senior Financing" means the "Senior Financing" defined and described in, and contemplated by, Section 4.4 of the Purchase Agreement dated as of March 22, 1999, between HalArt, L.L.C., and Tyler Corporation.

         "Senior Financing Debt" means any and all indebtedness, whether for principal, interest, fees, or other amounts, at any time and from time to time owing or to become owing by Maker under any agreement, instrument or document governing, evidencing and/or securing the Senior Financing.

         Section 2. Payment. The principal of and accrued interest on this Note shall be due and payable as follows:

         (a) Interest, computed as aforesaid, shall be due and payable quarterly as it accrues, commencing on March 26, 1999, and thereafter on the first day of each January, April, July, and October of each calendar year during the term of this Note, through and including March 26, 2002; and

         (b) the entire unpaid principal balance of this Note, together with all accrued but unpaid interest thereon, shall be finally due and payable in full on March 26, 2002.

Both principal of and interest on this Note are payable in lawful money of the United States of America to Noteholder at 2800 West Mockingbird Lane, Dallas, Texas 75235 (or at such other place as Noteholder shall specify in written notice to Maker), in immediately available funds. All payments made hereon shall be applied first to sums (other than the principal of and accrued interest on this Note) payable by Maker pursuant to this Note or the Security Agreement, then to accrued but unpaid interest on this Note, and thereafter to the unpaid principal balance of this Note. Interest shall continue to accrue on unpaid principal until receipt by Noteholder of good funds in payment thereof.



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         Section 3. Security. In order to secure the payment and performance of the indebtedness and obligations evidenced by, or arising under or in respect of, this Note and those certain Senior Subordinated Secured Promissory Notes of even date herewith from Maker to Noteholder in the original principal amount of $1,155,000 ("Note B") and $3,825,000 ("Note C"), Maker has agreed to, and has, as of the date hereof, executed and delivered to Maker the Security Agreement and the Mortgages, pursuant to which Maker has granted to Noteholder (a) second priority (subject only to the liens and security interests securing the Senior Financing Debt) liens and security interests in all of Maker's now owned and hereafter acquired inventory (as that term is defined in the Texas Uniform Commercial Code) real estate and other assets. Reference is hereby made to the Security Agreement and the Mortgages for the descriptions of the property covered thereby, the nature and extent of the liens and security interests created and granted thereby, and the rights and powers of the holder of this
Note in respect of such liens and security interests. The liens and security interest created under the Security Agreement and the Mortgage in Maker's now owned and hereafter acquired inventory (as that term is defined in the Texas Uniform Commercial Code) and real estate shall be junior and subordinate only to the liens and security interest securing payment and performance of the Senior Financing Debt. The indebtedness and obligations evidenced by, or arising under or in respect of, this Note shall rank pari passu, with respect to payment and security, with the indebtedness and obligations evidenced by, or arising under or in respect of, Notes B and C.

         If pursuant to its terms the balance of Note C is to be rolled into this Note, then Maker shall promptly (i) amend and restate this note in the increased principal amount, (ii) grant Noteholder a first lien in certain real estate and a portion of the Hawkins Guaranty in accordance with the Subordination and Intercreditor Agreement dated this date between Congress Financial Corporation (Central), Maker and Noteholder, and (iii) add in the payment paragraph of this restated note that the principal shall be prepaid on upon further funding in whole or in part, to the extent thereof, of the Term Loan.

         Section 4. Waiver. Except as provided herein or in the Security Agreement, Maker and each surety, endorser, guarantor and other party ever liable for payment of any sums of money payable upon this Note, jointly and severally waive presentment, demand, protest, notice of protest and non-payment or other notice of default, notice of acceleration and intention to accelerate or other notice of any kind, and agree that their liability under this Note shall not be affected by any renewal or extension in the time of payment hereof, or in any indulgences, or by any release or change in any security for the payment of this Note, and hereby consent to any and all renewals, extensions, indulgences, releases or changes, regardless of the number of such renewals, extensions, indulgences, releases or changes. No waiver by Noteholder of any of its rights or remedies hereunder, or under any other document evidencing or securing this Note or otherwise, shall be considered a waiver of any other subsequent right or remedy of Noteholder; no delay or omission in the exercise of enforcement by Noteholder of any rights or remedies shall ever be construed as a waiver of any right or remedy of Noteholder; and no exercise or enforcement of any such rights or remedies shall ever by held to exhaust any right or remedy of Noteholder.

         Section 5. Events of Default and Remedies. An "Event of Default" shall exist hereunder if any one or more of the following events shall occur: (a) Maker shall fail to pay when due any principal of, or interest upon, this Note;
(b) Maker shall (1) apply for or consent to the appointment of a receiver, trustee, intervenor, custodian or liquidator of itself or of all or a substantial part of its assets, (2) be adjudicated a bankrupt or insolvent or file a voluntary petition for bankruptcy or admit in writing that it is unable to pay


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its debts as they become due, (3) make a general assignment for the benefit of creditors, (4) file a petition or answer seeking reorganization or an arrangement with creditors or to take advantage of any bankruptcy or insolvency laws, or (5) file an answer admitting the material allegations of, or consent to, or default in answering, a petition filed against it in any bankruptcy, reorganization or insolvency proceeding, or take corporate action for the purpose of effecting any of the foregoing; (c) an order, judgment or decree shall be entered by any court of competent jurisdiction or other competent authority approving a petition seeking reorganization of maker or appointing a receiver, trustee, intervenor or liquidator of Maker, or of all or substantially all of its assets, and such order, judgment or decree shall continue unstayed and in effect for a period of sixty (60) days; (d) the dissolution or liquidation of Maker; (e) Maker shall breach any covenant under this Note, (f) any "Event of Default," as defined in the Security Agreement or the Mortgage, shall occur, (g) any failure to pay, when due, any obligations, whether as to principal, interest or otherwise, including non-payment following acceleration or maturity, shall occur with respect to the Senior Financing Debt and continue past the expiration of any period of grace, if any, with respect thereto provided in the document governing the same, (h) any default or event of default, other than a default or event of default occasioned by a failure to pay as described in the preceding clause (g), shall occur with respect to Senior Financing Debt and, by reason thereof, the holder of the Senior Debt accelerates the maturity of all or any part of the Senior Financing Debt and declares the same to be due and payable prior to the stated maturity date thereof, (i) the payment of dividends by Maker on or with respect to its common stock in any fiscal year in excess of 50% of Maker's net income after taxes ,
(j) Maker shall make a loan to any party (other than advances to employees for reasonable travel expenses in the ordinary course of business), and/or (k) a Change of Control shall occur. Upon the occurrence of any Event of Default hereunder, the Noteholder may, at its option, at any time thereafter, (i) declare the entire unpaid principal balance and accrued interest upon this Note to be, and the same shall thereupon become, immediately due and payable without the presentment or notice of any kind, which Maker hereby waives pursuant to
Section 4 hereof, and/or (ii) pursue and enforce any of Noteholder's rights and remedies available pursuant to any applicable law or agreement; provided, however, upon the occurrence of any Event of Default specified in clause (b),
(c) or (d) of this Section 5,with respect to Maker, without any notice to Maker or any other act by Noteholder, the principal balance and interest accrued on this Note shall automatically and without necessity of any act by Noteholder become immediately due and payable without presentment, demand, protest or notice of protest, notice of acceleration, notice of intent to accelerate or other notice of any kind, all of which are hereby waived by Maker. Noteholder agrees to advise Maker promptly if Noteholder is aware of an Event of Default.

         Section 6. Notice. Whenever this Note requires or permits any notice, approval, request or demand from one party to another, the notice, approval, request or demand must be in writing and shall be deemed to have been given when personally served or when deposited in the United States mails, registered or certified, return receipt requested, addressed to the party to be notified at the following address (or at such other address as may have been designated by written notice):

         Noteholder:       Tyler Corporation
                           2800 West Mockingbird Lane
                           Dallas, Texas 75235
                           Attention: Ted Bathurst
                           Telecopy No.: (214) 902-5058


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                  with a copy to (which shall not constitute notice) to:

                           H. Lynn Moore, Jr., Esq.
                           2800 West Mockingbird Lane
                           Dallas, Texas 75235
                           Telecopy No.: (214) 902-5058

         Maker:            Forest City Auto Parts Company
                           c/o Art Hawkins
                           6180 Cochran Road, 2nd Floor
                           Solon, Ohio 44139

                  with copies (which shall not constitute notice) to:

                           Art Hawkins
                           HalArt, L.L.C.
                           1520 Surria Court
                           Bloomfield Hills, MI 48304
                           Telecopy No.: (248) 593-4997

                           John M. Rickel, Esq.
                           Rickel & Baun, P.C.
                           63 Kercheval Avenue
                           Grosse Pointe Farms, Michigan 48236-3627
                           Telecopy No.: (313) 886-0405

         Section 7.  Prepayment.

         (a) Voluntary Prepayment. Subject to the provisions of Section 10 of this Note, Maker reserves the right, upon thirty (30) days' prior written notice to Noteholder, to prepay the outstanding principal balance of this Note, in whole or in part, at any time and from time to time, without premium or penalty. Any such prepayment shall be made together with payment of interest accrued on the amount of principal being prepaid through the date of such prepayment.

         (b) Mandatory Prepayment. Subject to the provisions of Section 10 of this Note, Maker shall prepay the outstanding principal balance of this Note in whole upon (i) the sale of securities of Maker or a Controlling Entity pursuant to a registration statement that has been declared effective by the Securities and Exchange Commission, (ii) Maker or a Controlling Entity otherwise becoming a reporting company pursuant to the Securities Exchange Act of 1934, as amended, (iii) Maker selling or otherwise transferring all or any material part of its assets, (iv) a Change of Control, (v) Maker incurring any senior indebtedness for the purpose of a material expansion of Maker's business and operations of more than $2,500,000, plus senior financing for acquisitions of operating businesses.




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         Section 8. Usury Laws. Regardless of any provisions contained in this
Note, Noteholder shall never be deemed to have contracted for or be entitled to receive, collect or apply as interest on or under this Note any amount in excess of the maximum amount of interest permitted by applicable law (the "Maximum Amount"), and, in the event that Noteholder ever receives, collects or applies as interest any such excess, the amount which would be excessive interest shall be deemed to be a partial prepayment of principal and treated hereunder as such; and, if the principal amount of this Note is paid in full, any remaining excess shall forthwith be paid to Maker. In determining whether or not the interest paid or payable under any specific contingency exceeds the Maximum Amount, Maker and Noteholder shall, to the maximum extent permitted under applicable law, (i) characterize any nonprincipal payment as an expense, fee or premium rather than as interest; (ii) exclude voluntary prepayments and the effects thereof; and (iii) amortize, prorate, allocate and spread, in equal parts, the total amount of interest throughout the entire contemplated term of this Note so that the interest rate is uniform throughout the entire term; provided, however, that, if this Note is paid in full prior to the end of the full contemplated term hereof, and if the interest received for the actual period of existence thereof exceeds the relevant Maximum Amount, Noteholder shall refund to Maker the amount of such excess or credit the amount of such excess against the principal amount of this Note and, in such event, Noteholder shall not be subject to any penalties provided by any Laws for contracting for, charging, taking, reserving or receiving interest in excess of the relevant Maximum Amount.

         Section 9. GOVERNING LAW. THIS NOTE IS PAYABLE AND PERFORMABLE IN DALLAS COUNTY, TEXAS, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE
WITH AND GOVERNED BY THE LAWS OF THE STATE OF TEXAS AND THE APPLICABLE FEDERAL LAWS OF THE UNITED STATES OF AMERICA. WITHOUT EXCLUDING ANY OTHER JURISDICTION, MAKER AGREES THAT THE COURTS OF THE STATE OF TEXAS SITTING IN DALLAS, TEXAS, AND THE FEDERAL COURTS SITTING IN DALLAS, TEXAS, WILL HAVE JURISDICTION OVER ANY PROCEEDINGS IN CONNECTION HEREWITH.

         Section 10. Subordination. Maker agrees, and Noteholder, for itself and for each subsequent owner and holder of this Note, agrees that the obligation represented by this Note is and shall be subordinated in right of payment to the prior payment in full of the Senior Financing Debt, whether outstanding on the date hereof or hereafter incurred. Upon any distribution of assets of Maker upon or by reason of (a) any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relative to the Company or to substantially all of its assets, or (b) any liquidation, dissolution or other winding up of the Company, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy, or (c) any assignment for the benefit of creditors or any other marshalling of assets and liabilities of the Company, then and in any such event specified in clause (a), (b) or (c) preceding (each such event, if any, herein sometimes referred to as a "Proceeding"), (i) the holders of the Senior Financing Debt will first be entitled to receive payment in full of the Senior Financing Debt before Noteholder is entitled to receive any payment, whether of principal, premium, if any, or interest, on account of this Note (other than Junior Securities) and (ii) any payment or distribution of assets of Maker of any kind or character from any source, whether in cash, property or securities (other than Junior Securities) to which Noteholder would be entitled but for the provisions of this Section 10 will be paid by the liquidating trustee or agent or other person making such a payment or distribution directly to the holders of the Senior Financing Debt or their representative to the extent necessary to make payment in full of the Senior Financing Debt remaining


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unpaid, after giving effect to any concurrent payment or distribution made directly to the holders of such Senior Financing Debt. For purposes of this
Section 10, "Junior Securities" shall mean capital stock and/or securities of Maker provided for by a plan of reorganization or readjustment, or of any other corpora tion provided for by such plan of reorganization or readjustment authorized by an order or decree of a court of competent jurisdiction in a reorganization Proceeding under any applicable bankruptcy law which stock or securities are subordinated in right of payment to all then outstanding Senior Financing Debt to substantially the same extent as this Note is so subordinated as provided in this Section 10. After all Senior Financing Debt is paid in full and until this Note is paid in full, Noteholder shall be subrogated (equally and ratably with all other indebtedness pari passu with this Note) to the rights of holders of Senior Financing Debt to receive distributions applicable to Senior Financing Debt to the extent that distributions otherwise payable to Noteholder have been applied to the payment of Senior Debt. A distribution made under this Section 10 to holders of Senior Financing Debt that otherwise would have been made to Noteholder is not, as between Maker and Noteholder, a payment by Maker on this Note. Nothing in this Note shall (1) impair, as between Maker and Noteholder, the obligations of Maker to pay the principal of and interest on this Note in accordance with its terms; (2) affect the relative rights of Noteholder and creditors of Maker other than its rights in relation to holders of Senior Financing Debt; or (3) prevent Noteholder from exercising its available remedies upon an Event of Default, subject to the rights of holders and owners of Senior Financing Debt to receive distributions and payments otherwise payable to Noteholder to the extent provided in this Section 10.

         Section 11. "Noteholder". As used herein, the term "Noteholder" includes Tyler Corporation and any subsequent owner and holder at the time in question of this Note.

                                       MAKER:


                                       FOREST CITY AUTO PARTS COMPANY,
                                            a Delaware corporation


                                       By:  /s/ ALAN E. GAUTHIER
                                           -----------------------------------
                                       Name:    Alan E. Gauthier
                                            ----------------------------------
                                       Title:   CFO
                                              --------------------------------


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